      As filed with the Securities and Exchange Commission on April 3, 2002

                                                       Registration No. 333-
                                                                            ----

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  IMPRESO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                              75-2849585
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                           652 SOUTHWESTERN BOULEVARD
                              COPPELL, TEXAS 75019
                                 (972) 462-0100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MARSHALL D. SOROKWASZ
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           652 SOUTHWESTERN BOULEVARD
                              COPPELL, TEXAS 75019
                                 (972) 462-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                                  DAVID EARHART
                            GARDERE WYNNE SEWELL LLP
                           1601 ELM STREET, SUITE 3000
                               DALLAS, TEXAS 75201

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED               REGISTERED            SHARE(1)               PRICE             REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value per share      441,000 shares            $2.89              $1,274,490              $117.25
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price paid per share of common stock, as reported on the Nasdaq SmallCap Market on April 1, 2002 in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL 3, 2002

PROSPECTUS

                                  IMPRESO, INC.
                           652 Southwestern Boulevard
                              Coppell, Texas 75019
                                 (972) 462-0100

                         441,000 Shares of Common Stock

     The 441,000 shares of our common stock, par value $0.01 per share, offered hereby are shares of common stock which are currently outstanding or that may be acquired upon exercise of a warrant and certain options. This Prospectus relates only to the resale of those shares. The selling shareholders may offer the shares:

          -    to or through one or more underwriters;

          -    directly to private purchasers;

          -    on the Nasdaq SmallCap Market in typical brokerage transactions;
               or

          -    in negotiated transactions, or otherwise.

     The selling shareholders may sell the shares of common stock covered by this prospectus:

          -    at market prices prevailing at the time of sale;

          -    at prices related to the then-prevailing market price; or

          -    at negotiated prices.

     We will receive proceeds on the exercise of a warrant and certain options, but we will not receive any proceeds from the resale of the shares issuable on exercise of the warrant or certain options or from the sale of the other shares offered hereby. No minimum purchase is required, and no arrangement has been made to have funds received by the selling shareholders or any registered representatives placed in an escrow, trust or similar account or arrangement.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "ZCOM." On April 1, 2002, the closing price for the common stock as reported on Nasdaq was $2.89 per share.

     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

April 3, 2002

                                  RISK FACTORS

     In evaluating an investment in our common stock, you should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus. Some information in this prospectus may contain "forward looking" statements that discuss future expectations of our financial condition and results of operations. The risk factors noted in this section and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

INDUSTRY RISKS

OUR BUSINESS IS DEPENDENT ON THE AVAILABILITY OF RAW MATERIALS AND OUR ABILITY TO PASS ON PRICE INCREASES TO OUR CUSTOMERS

     Our ability to maintain profitability is heavily dependent upon our ability to pass through to our customers the full amount of any increase in raw material costs. The principal raw materials that we use in our products are raw paper, coated thermal facsimile paper, coated technical paper, carbon and carbonless paper, transparency film, packaging and other supplies.

     Our ability to operate profitably is dependent, in large part, on the market for these raw materials, particularly paper products. The supply and demand for these raw materials and the raw materials from which they are produced are subject to substantial price fluctuations and market disturbances, including occasional shortages of supply. Prices fluctuate as a result of changes in lumber, paper pulp and paper prices and the capacity of the companies that produce these products.

     If there is overcapacity in the production of any specific product that we manufacture and sell, we frequently are not able to pass through the full amount of any raw material increase. If raw material prices increase and we are not able to fully pass on the increases to our customers, our profits and our financial condition will be adversely affected.

INTENSE COMPETITION IN THE PAPER AND FILM PRODUCTS MARKETS MAY ADVERSELY AFFECT OUR OPERATING RESULTS

     The business of supplying paper and film products is extremely competitive. We believe that there are few barriers to entry into many of our markets. As a result, we have experienced, and may continue to experience, competition resulting from new manufacturers of various types of paper and film in our product line. Also, when new manufacturers enter the market for a product or existing manufacturers increase capacity, they frequently reduce prices to achieve market share. Companies also can develop products that have superior performance characteristics to our products. Any of these actions by our competitors can adversely affect our sales.

     In addition, we face competition from a substantial number of companies that sell similar and substitute products. Some of these competitors are subsidiaries or divisions of large international diversified companies with extensive production facilities, well-developed sales and marketing staffs and substantial financial resources. We also compete with paper manufacturers who supply us with raw material but also sell to our customers. Competitive products also are available from a number of local manufacturers. This results in competition that is highly price sensitive. We also compete on the basis of quality, service and timely delivery.

     An increase in competition could result in material selling price reductions or loss of our market share. This could materially adversely affect our operations and financial condition.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS AND REGULATIONS WHICH GOVERN OUR OPERATIONS AND WHICH MAY RESULT IN POTENTIAL LIABILITY

     Our operations are subject to various federal, state, local and foreign environmental laws and regulations which govern:

     o    discharges into the air and water;

     o    the storage, handling and disposal of solid and hazardous waste;

     o the redemption of soil and ground water contaminated by petroleum products or hazardous substances or waste; and

     o    the health and safety of our employees.

     Future compliance with these laws and regulations may require material expenditures by us. In addition, the nature of our current and former operations and the history of industrial uses at some of our manufacturing facilities expose us to the risk of liabilities or claims with respect to environmental and worker health and safety matters. We also may be exposed to claims for violations of environmental laws and regulations by previous owners or operators of our property. In addition, the presence of, or failure to remediate, hazardous substances or waste may adversely affect our ability to sell or rent any property or to use it as collateral for a loan. We also may be liable for costs relating to the investigation, remediation or removal of hazardous waste and substances from a disposal or treatment facility to which we or our predecessors sent waste or materials.

COMPANY RISKS

WE EXPERIENCE FLUCTUATIONS IN OPERATING RESULTS, WHICH MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

     Our operating results have been subject to significant quarterly and annual fluctuations. These fluctuations can be caused by:

     o    global economic conditions;

     o    fluctuating market demand;

     o    seasonality, generally in the summer months; and

     o    fluctuating supplies.

     These fluctuations make it more difficult for investors to compare our operating results to corresponding prior year periods. These fluctuations also may cause our stock price to fluctuate. You should not rely on our results of operations for any particular quarter or year as indicative of our results for a full year or any future period.

BECAUSE WE HAVE LIMITED CONTRACTUAL RELATIONSHIPS WITH OUR CUSTOMERS, OUR CUSTOMERS MAY UNILATERALLY REDUCE THE PURCHASE OF OUR PRODUCTS

     We generally do not enter into long-term contractual relationships with our customers. As a result, our customers may unilaterally reduce the purchase of our products or, in certain cases, terminate existing orders for which we may have incurred significant production costs.

     During the fiscal years ended August 31, 2000 and August 31, 2001, and the six-month period ended February 28, 2001, two customers represented 28%, 28%, and 25%; and 11%, 11%, and 13% of our revenues. If either of these customers significantly reduces its purchases or eliminates them, we could be adversely affected.

     A significant portion of our business is the sale of IBM branded products. If the IBM license agreement is terminated, we would be adversely affected.

     We maintain a large inventory of finished goods and raw materials which makes us vulnerable to losses if prices for our finished inventory or raw materials decline or if new technology is developed that makes a significant portion of our products held in inventory obsolete.

     Technological changes in the machinery and equipment using our products may cause us to spend large amounts of money to refit our manufacturing equipment and take other actions necessary to meet the changed demand.

     We have experienced and may continue to experience any or all of these risks. Any of these factors may materially adversely affect our sales, profits, cash flow and financial position, which could adversely affect our stock price.

WE MAY, FROM TIME TO TIME, EXPERIENCE PROBLEMS IN OUR LABOR RELATIONS

     None of our employees is represented by unions. A significant change in status could adversely affect our operations.

THE LIMITED TRADING MARKET FOR OUR COMMON STOCK MAY RESULT IN SIGNIFICANT FLUCTUATIONS IN THE MARKET PRICE

     The trading activity of our common stock has been very limited. During the 12-month period ended December 31, 2001, our daily trading volume averaged approximately 2,000 shares. Low trading volumes may cause significant fluctuations in the market price of our common stock, and historic prices may not necessarily be indicative of what the market price of our stock would be in a more liquid market.

OUR PRINCIPAL STOCKHOLDER CAN INFLUENCE MOST MATTERS REQUIRING APPROVAL BY OUR STOCKHOLDERS

     As of December 31, 2001, Mr. Sorokwasz, our Chairman, Chief Executive Officer and President, controlled the right to vote approximately 46% of our common stock, individually, as Trustee for the Sorokwasz Irrevocable Trust, and for shares owned by his wife and minor child of which he disclaims beneficial ownership. As a result of this voting power, Mr. Sorokwasz may have the ability to determine the election of all of our directors, direct our policies and control the outcome of substantially all matters which may be put to a vote of our stockholders.

FINANCIAL RISKS

WE HAVE A HIGH LEVEL OF DEBT RELATIVE TO OUR EQUITY, WHICH REDUCES CASH FLOW AVAILABLE FOR OUR BUSINESS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL FUNDS AND INCREASES OUR VULNERABILITY TO ECONOMIC OR BUSINESS DOWNTURNS

     We are highly leveraged, a substantial part of our assets is subject to liens, and our operations are subject to restrictions imposed by the terms of our indebtedness. As of November 30, 2001, our total consolidated indebtedness, including short-term borrowings, was approximately $42 million, and our total stockholders' equity was approximately $15.5 million. Total indebtedness represented 2.7 times the total capitalization.

     Accordingly, we are subject to all of the risks associated with substantial indebtedness, including:

     o a substantial portion of our cash flow from operations will be used to service indebtedness;

     o we will have reduced funds available for operations, future business opportunities and other purposes;

     o our ability to obtain additional financing for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired; and

     o we are more vulnerable to economic downturns and less able to withstand competitive pressures and react to changes in our industry and general economic conditions.

     In addition, our revolving loan agreement under which a major portion of our borrowings are made contain covenants which may limit our operating flexibility with respect to certain business matters.

IF WE FAIL TO MEET OUR SCHEDULED DEBT SERVICE REQUIREMENTS, WE MAY NEED TO REFINANCE OUR INDEBTEDNESS OR SELL MATERIAL ASSETS

     If we are unable to meet our future debt service requirements from our cash flow, we will be required to adopt one or more alternatives such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be taken on a timely basis or on satisfactory terms or that we will be able to satisfy our additional capital requirements. In addition, the terms of the loan agreements may prohibit us from adopting any of one or more of the alternatives which might otherwise be available.

OUR HOTSHEET.COM INTERNET BUSINESS MAY NEVER ACHIEVE SIGNIFICANT PROFITABILITY

     We are currently undertaking to expand the business of our HotSheet.com portal. We are unable to predict with certainty what the total cost will be in our attempt to exploit this portal, nor can we predict with certainty whether our efforts will result in a profit. Accordingly there is no assurance that our activities with regard to HotSheet will be profitable.

                                   THE COMPANY

     We are the holding company of TST/Impreso, Inc. ("TST"), a manufacturer and distributor to dealers and other resellers of various paper and film products for commercial and home use in domestic and international markets, and Hotsheet.com, Inc., the owner of Hotsheet.com(R), an online web reference directory.

     The primary operating company, TST, was founded in 1976. TST operates in the hard copy supply market, which encompasses those products used with a hard copy output or "imaging" device. Approximately 98% of TST's total output is initially sold domestically. Independent resellers purchase and may further distribute the products internationally. On April 26, 2001, TST purchased substantially all of the assets of the Sky Division of Durango Georgia Converting LLC, increasing the number of its manufacturing facilities to four. Through its four manufacturing facilities and 57 public warehouse locations throughout the United States and in Quebec, Canada, TST manufactures and distributes its products under its own IMPRESO(R) label, generic labels and private labels. In April 1997, TST entered into a non-exclusive Trademark Licensing Agreement with International Business Machines Corporation for the manufacture and distribution of a selected line of paper products. In 1999, this agreement was extended and new products were added.

     The hard copy imaging business is a very competitive industry. Advances in hardware and imaging material technology have accelerated business and public consumption of new types of products and are changing the industry's customers, products and channels of distribution. TST has strategically located its distribution points so that it can deliver its products to customers in most major cities in the United States within 24 hours. TST has approximately 3,200 customers, ranging in size from small business forms dealers to large office product wholesalers with multiple offices and branches. An increasing segment of our customer base has been large and medium size mass merchants, including computer and office superstores. Our primary method of generating sales contacts is through our own sales force, manufacturers' sales representatives, extensive marketing programs, referrals and reputation.

     Our other subsidiary, Hotsheet.com, Inc., owns and operates the Hotsheet.com web portal. Hotsheet(R) is an internet website directory, or portal, specializing in listing popular and useful web destinations utilized by a wide general audience. The 14 primary categories provide over 500 links to premier sites. Hotsheet is unique due to the single-page presentation of the main directory. Services provided by Hotsheet.com include My Hotsheet, a unique method of bookmark management that lets users create their own personalized page of categorized favorite links, and Hotsheet Super Search, a "meta-search" that combines results from multiple web search engines and ranks them by relevance.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "ZCOM." Our principal executive offices are located at 652 Southwestern Boulevard, Coppell, Texas 75019, and our telephone number at that address is
(972) 462-0100.

                                  THE OFFERING

     Of the 441,000 shares offered hereby, 50,000 shares are issuable from time to time on the exercise of a warrant to purchase an aggregate of 50,000 shares of common stock that were sold in connection with engaging Salomon Grey Financial Services to perform investment banking services (the "Salomon Grey Warrant"). 30,000 shares under the Salomon Grey Warrant are currently exercisable; 10,000 shares under the Salomon Grey Warrant are exercisable on or after May 2, 2002; and 10,000 shares under the Solomon Grey Warrant are exercisable on or after November 2, 2002. The Salomon Grey Warrant remains exercisable until November 1, 2006 at an exercise price of $2.00 per share.

     Of the 441,000 shares offered hereby, 191,000 shares are issuable from time to time on the exercise of options to purchase an aggregate of 191,000 shares of common stock granted to our employees outside of an employee benefit plan (the "Employee Options"). The Employee Options have a five-year term, subject to earlier termination for the termination of employment, and vest in 50% increments over a two-year period.

     This offering relates solely to resales of the shares acquired on the exercise of the Salomon Grey Warrant and the Employee Options. We are not offering the Salomon Grey Warrant or the Employee Options. This prospectus also relates to the resale of any additional shares as may become issuable on the exercise of the Salomon Grey Warrant and the Employee Options pursuant to the anti-dilution provisions thereof. We will not receive any proceeds from the resale of the shares issuable on exercise of the Salomon Grey Warrant and the Employee Options. We will receive proceeds of approximately $100,000 on the exercise of the Salomon Grey and approximately $454,350 on the exercise of the currently granted Employee Options.

     The remaining 200,000 shares offered hereby are currently outstanding shares of common stock that were issued to our founders in August, 1976 (the "Founders' Shares").

     The Founders' Shares may be resold in the market from time to time. We are not offering the Founders' Shares and will not receive any proceeds from the resale of the Founders' Shares.

                                 USE OF PROCEEDS

     Upon exercise, we will receive proceeds equal to the exercise price of the Salomon Grey Warrant and the Employee Options, which will total approximately $554,350. We presently intend to add the proceeds from the exercise of the Salomon Grey Warrant and the Employee Options to our general working capital.

     We will not receive any proceeds from the sale of the Shares that may be resold from time to time by the selling shareholders.

     We expect to incur expenses in connection with this offering in the amount of approximately $9,700 for registration, legal, accounting and miscellaneous fees and expenses.

                              SELLING SHAREHOLDERS

     The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares currently held by the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount and percentage of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered) by the selling shareholders:

                                                                                             Number of           Percent of
                                Relationship to       Total Shares        Number of         Shares Held       Outstanding After
Name                             Impreso, Inc.       Currently Held     Shares Offered     After Offering        Offering(1)
----                            ---------------      --------------     --------------     --------------     -----------------

Salomon Grey Financial             Consultant               -0-             50,000(2)             -0-                  (3)
Corporation

Marshall Sorokwasz              President, CEO,          58,587(7)           5,000(4)
                                   Treasurer,                               25,000(5)
                                    Director                                35,000(6)          58,587(7)             1.06%

Sorokwasz Irrevocable           Trustee is Pres.,     2,333,360            127,420(8)       2,205,940               39.96%
Trust                             CEO & Treas.

Richard D. Bloom               Sr. Vice President       784,820             41,808(8)
                                 Of Operations,                              5,000(4)
                                    Director                                10,000(5)
                                                                             5,000(6)         743,012               13.46%

Donald E. Jett                     Secretary            577,650             30,772(8)         546,878                 9.9%

John Graves                      Vice President             900              5,000(4)
                                of Manufacturing                             5,000(5)
                                                                             7,500(6)             900                  (3)

Jeffery Boren                  Vice President of          8,238              5,000(4)
                                Sales, Marketing                             7,500(5)
                                                                            10,000(6)           8,238                  (3)

Susan Atkins                          CFO                   -0-              5,000(4)
                               & V.P. of Finance                             5,000(5)
                                                                             7,500(6)             -0-                  (3)

Dwight Staubs                    Vice President             -0-              5,000(6)             -0-                  (3)

Tammy Yahiel                    General Counsel           1,750              5,000(4)
                                                                             5,000(5)
                                                                             7,500(6)           1,750                  (3)

Todd Hartman                        Employee                933              5,000(4)
                                                                             5,000(5)
                                                                             5,000(6)             933                  (3)

Tom Baglio                          Employee                618              2,500(5)             618                  (3)

Troy Hill                           Employee              1,057              1,500(5)           1,057                  (3)

Kurt Niedenthal                     Employee                100                500(5)
                                                                             1,000(6)             100                  (3)

Clint Howard                        Employee                -0-                500(5)             -0-                  (3)

Mark Spalding                       Employee                -0-                500(5)
                                                                             1,000(6)             -0-                  (3)

Larry Clark                         Employee                -0-                500(6)             -0-                  (3)

John Stateler                       Employee                -0-                500(6)             -0-                  (3)

Jay Waligora                        Employee                -0-                500(6)             -0-                  (3)

Henry Estrada                       Employee                -0-                500(6)             -0-                  (3)

Bill Green                          Employee                -0-                500(6)             -0-                  (3)

Gaye Eash                           Employee                -0-                500(6)             -0-                  (3)

T.J. Gomez                          Employee                100                250(6)             100                  (3)

Debbie Gomez                        Employee                100                250(6)             100                  (3)

(1) Based upon 5,278,780 shares of common stock outstanding on January 11, 2002 and assuming the sale of all shares of common stock offered by this registration statement and prospectus.

(2) These shares are acquirable upon the exercise of the Salomon Grey Warrant at an exercise price of $2.00 per share, subject to adjustment.

(3)  Less than 1%.

(4) These shares are acquirable upon the exercise of an Employee Option at an exercise price of $3.00 per share, subject to adjustment.

(5) These shares are acquirable upon the exercise of an Employee Option at an exercise price of $2.9375 per share, subject to adjustment.

(6) These shares are acquirable upon the exercise of an Employee Option at an exercise price of $1.70 per share, subject to adjustment.

(7) Does not include 38,415 shares owned by Mr. Sorokwasz's wife and 16,250 shares owned by Mr. Sorokwasz's wife as custodian for a minor child, as to which Mr. Sorokwasz disclaims any beneficial ownership.

(8)  Founder's Shares.

                              PLAN OF DISTRIBUTION

     The selling shareholders may offer the shares covered by this prospectus for resale from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) through put or call transactions; (f) through short sales of the offered shares; and (g) through underwritten transactions or otherwise. The period of distribution of these shares of common stock may occur over an extended period of time. This offering is expected to terminate in November of 2006, or at such earlier time as all shares offered have been sold.

     The selling shareholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We know of no existing arrangements between any selling stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

     The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to us. We expect to incur expenses in connection with this offering in the amount of approximately $9,700 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel related to registration and resale of their shares, if any, none of which expenses will be borne by us.

     In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1934, as amended, in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     We intend to advise the selling shareholders that while they are selling the securities, they (1) are required to comply with Regulation M under the Securities Exchange Act of 1934, as amended, (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any of our securities or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

     Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     A description of our common stock has been incorporated by reference to the registration statement on Form S-4 of TST/Impreso, Inc., our predecessor, as filed with the Commission on January 20, 2000.

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Gardere Wynne Sewell LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the Commission are also available to the public at the Commission's web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede information filed earlier. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed.

  (a) Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2001, as filed on January 14, 2002.

  (b) Our Annual Report on Form 10-K for the fiscal year ended August 31, 2001, as filed on November 29, 2001.

  (c) TST/Impreso, Inc.'s Amended Registration Statement on Form S-4/A, as filed on January 20, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning us at Impreso, Inc., 652 Southwestern Boulevard, Coppell, Texas 75019, Attention: Legal Department, (972) 462-0100, ext. 117.

[BACK COVER]

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different information. We are not making an offer of these securities in any state where offers are not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any time subsequent to the date of this prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable in connection with the sale of the shares of common stock being registered under this registration statement. All amounts other than the registration fee payable to the Commission are estimates.

Commission Registration Fee..........     $   117.25

Legal Fees and Expenses..............     $ 4,000.00

Accounting Fees and Expenses.........     $ 5,000.00

Miscellaneous........................     $   600.00

      Total..........................     $ 9,717.25

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation provides that the personal liability of directors of the Registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("DGCL").

     Pursuant to the provisions of Section 145 of the DGCL, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The Registrant's Certificate of Incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

ITEM 16. EXHIBITS

5.1  Opinion of Gardere Wynne Sewell LLP
23.1 Consent of Arthur Andersen LLP
23.2 Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.1)
24.1 Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has

                                Part II - Page 1
been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                Part II - Page 2

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on this the 3rd day of April, 2002.

                              IMPRESO, INC.

                              By: /s/ Marshall D. Sorokwasz
                                  ----------------------------------------------
                                  Marshall D. Sorokwasz, Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marshall Sorokwasz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and additional registration statements relating to the same offering, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                                           Title                                Date
         ----                                           -----                                ----

/s/ Marshall D. Sorokwasz                Chairman of the Board of Directors,              April 3, 2002
-------------------------                 Chief Executive Officer, President
Marshall D. Sorokwasz                          and Director (Principal
                                                  Executive Officer)

/s/ Richard D. Bloom                     Senior Vice President of Operations              April 3, 2002
-------------------------                            and Director
Richard D. Bloom

/s/ Donald E. Jett                              Secretary and Director                    April 3, 2002
-------------------------
Donald E. Jett

/s/ Susan M. Atkins                           Vice President of Finance                   April 3, 2002
-------------------------                  (Principal Financial Officer and
Susan M. Atkins                             Principal Accounting Officer)

/s/ Jay W. Ungerman                                    Director                           April 3, 2002
-------------------------
Jay W. Ungerman

/s/ Robert F. Troisio                                  Director                           April 3, 2002
-------------------------
Robert F. Troisio

/s/ Bob L. Minyard                                     Director                           April 3, 2002
-------------------------
Bob L. Minyard

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER              DESCRIPTION
-------             -----------

 5.1       Opinion of Gardere Wynne Sewell LLP

 23.1      Consent of Arthur Andersen LLP

 23.2      Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.1)

 24.1      Power of Attorney (included on signature page)